Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

                  We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus that is part of the United Bankshares, Inc. Registration Statement (Form S-4) for the registration of 4,221,572 shares of its common stock and to the incorporation by reference therein of our report dated February 27,1988 (except Note O, as to which the date is March 27, 1998, and Note B, as to which the date is July 29, 1998) with respect to the consolidated financial statements of United Bankshares, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in its Current Report on Form 8-K dated August 3, 1998, filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young, LLP
                                                      ______________________

Charleston, West Virginia
July 29, 1998